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                          CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No. 14 under the Securities Act of 1940 to the Registration Statement of The DFA Investment Trust Company on Form N-1A (File No. 811-7436) of our report dated February 26, 1998 on our audits of the financial statements and financial highlights of The DFA Investment Trust Company, which report is included in the Annual Report to Shareholders for the year ended November 30, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our firm under the heading "Financial Statements" in Form N-1A.



COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 26, 1998